Prospectus Supplement No. 3

(to Prospectus dated September 2, 2011)

Filed Pursuant to Rule 424(b)(3)

Registration No. 333-176426

9,713,750 Shares of Common Stock

of

Black Ridge Oil & Gas, Inc.

(formerly known as Ante5, Inc.)

This prospectus supplement supplements the prospectus dated September 2, 2011 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-176426). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Form 8-K, filed with the Securities and Exchange Commission on April 3, 2012 reflecting the change in the name of Ante5, Inc. to Black Ridge Oil & Gas, Inc. (the “8-K Report”). Accordingly, we have attached the 8-K Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale of up to 9,713,750 shares of common stock by the selling security holders listed on pages 41 and 42 of the Prospectus, including their permitted pledges, donees, transferees or other successors in interest. We will not receive any proceeds from any sales of the common stock by the selling security holders.

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is currently traded on the OTC Bulletin Board, or the OTCBB, and the OTC Quote Board, or OTCQB, under the symbol “ANFC.” On March 30, 2012, the last reported bid price per share of our common stock as quoted on the OTCBB was $0.70 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 3 of the Prospectus for some risks regarding investment in the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 3, 2012

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2012

Black Ridge Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-53952	27-2345075
(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Wayzata Boulevard, Suite 310, Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

(952) 426-1241

(Registrant’s telephone number, including area code)

ANTE5, INC.

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR240.14d-2(b))

[_]	Soliciting material pursuant to Rule 14a-12 under Exchange Act (17 CFR240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective April 2, 2011, Ante5, Inc. changed its corporate name to Black Ridge Oil & Gas, Inc. The Company’s common stock will continue to trade on the OTCBB using the ticker symbol ANFC.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.3	Certificate of Ownership and Merger merging Black Ridge Oil & Gas, Inc. with and into its parent corporation, Ante 5, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BLACK RIDGE OIL & GAS, INC.

(Registrant)

Date: April 3, 2012

/s/ Ken DeCubellis, Chief Executive Officer

Ken DeCubellis, Chief Executive Officer